KELLWOOD COMMENCES TENDER OFFER FOR UP TO

$60 MILLION OF 7.875% SENIOR NOTES DUE 2009

ST. LOUIS, MO., January 9, 2008 – Kellwood Company [NYSE:KWD] today announced that it has commenced a cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 utilizing a portion of the proceeds from the sale of the Smart Shirts business. The tender offer will expire at midnight, New York City time, on Wednesday, February 6, 2008 unless extended or earlier terminated.

Under the terms and conditions of the tender offer, holders who tender their Notes on or prior to 5:00 p.m., New York City time, on January 23, 2008 will be eligible to receive the total consideration of $1,035 per $1,000 principal amount of Notes tendered, which includes an early tender premium of $30 per $1,000 principal amount of Notes tendered. Under the terms and conditions of the tender offer, Holders who tender their Notes after 5:00 p.m., New York City time, on January 23, 2008 and on or prior to midnight, New York City time, on February 6, 2008 will be eligible to receive only the tender offer consideration of $1,005 per $1,000 principal amount of Notes tendered, namely the total consideration minus the early tender premium. In addition, holders will receive in respect of purchased Notes accrued and unpaid interest to, but not including, the date payment for such Notes is made. Under the terms and conditions of the tender offer, if the aggregate principal amount of Notes validly tendered and not properly withdrawn exceeds $60,000,000, Kellwood will accept Notes for purchase on a pro rata basis. Payment for purchased Notes will be made in same day funds one business day after the expiration of the offer, or as soon as practicable thereafter.

The tender offer is conditioned upon the satisfaction or waiver of certain conditions. If any of the conditions are not satisfied or waived, Kellwood is not obligated to accept for purchase or pay for, and may delay the acceptance for purchase of, any tendered Notes, and may terminate the tender offer. Full details of the terms and conditions of the tender offer are included in the Company’s Offer to Purchase dated January 9, 2008 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. will act as sole Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) and (212) 834-3424 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent for the offer, at (212) 430-3774 or (866) 470-3900.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase dated January 9, 2008 and the related Letter of Transmittal. Statements in this news release regarding the offering of registered debt securities shall not constitute an offer to sell or a solicitation of an offer to buy such securities. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Manager on behalf of Kellwood.

-MORE-

About Kellwood

Kellwood (NYSE:KWD) is a $1.6 billion leading marketer of apparel and consumer soft goods. Specializing in branded products, the Company markets to all channels of distribution with products and brands tailored to each specific channel. Kellwood brands include Vince®, HOLLYWOULD®, Phat Farm®, Baby Phat®, Sag Harbor®, Koret®, Jax®, Democracy®, Sangria™, Jolt®, My Michelle®, Briggs New York®, Hanna Andersson®, Onesies®, Kelty®, Royal Robbins® and Sierra Designs®. Calvin Klein®, XOXO®, David Meister®, Gerber®, and O Oscar, an Oscar de la Renta Company, are produced under licensing agreements. For more information, visit www.kellwood.com.

MEDIA CONTACT:

Donna B. Weaver

VP Corporate Communications

212.329.8072

donna.weaver@kellwood.com

FINANCIAL CONTACT:

Samuel W. Duggan II

VP Investor Relations and Treasurer

Kellwood Company

314.576.8580

sam.duggan@kellwood.com

Joele Frank / Eric Brielmann / Jennifer Schaefer

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

Allison Malkin

Integrated Corporate Relations

203.682.8225

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

-MORE-

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot and do not give any assurance that such expectations will prove to be correct. These forward-looking statements, which represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: intense competition in the apparel industry on many fronts, including from our retail customers’ private label or exclusive brand programs; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; performance of our retail customers in selling our goods; execution of the long-term corporate strategy; loss of key personnel; continued value of owned and licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to licensed brands; inability to protect our intellectual property rights; reliance on independent manufacturers; ability to successfully complete the restructuring plans; the continued movement in the global location of lowest cost manufacturing sources; fluctuations in the price, availability and quality of raw materials; availability of suitable acquisition candidates; integration of completed acquisitions into our existing business and the availability of reasonably priced debt. These factors should be read in conjunction with the risk factors included in our Annual Report to Stockholders on Form 10-K for 2006 (the fiscal year ended February 3, 2007) and subsequent periodic filings. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statement.

###

3